News Release	For Immediate Release

Contact: Jeff Laudin	October 19, 2016
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Reports Third Quarter 2016 Earnings
Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported third quarter results.
•	Revenues were $610.2 million, down 3.5% year-over-year reflecting lower sales in the Utility Support Structures, Coatings and Energy and Mining segments
•
Operating income on a GAAP basis was $53.2 million, up from $37.0 million last year. Before restructuring charges and impairments, operating income was $58.3 million, a slight decrease from last year’s $61.0 million

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Improved profitability in the Energy and Mining, and Utility Support Structures segments was offset by lower profitability in the Coatings and Engineered Support Structures segments on an adjusted basis

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While steel prices declined during the quarter, largely erasing second quarter increases, Valmont’s third quarter average steel costs were slightly higher than last year. Aside from LIFO accounting effects, the increase did not have a significant impact on operating results

•	Diluted EPS were $1.24 compared to $0.52 in 2015 (excluding restructuring expenses and impairments, diluted EPS were $1.48 and $1.39 in 2016 and 2015, respectively)
•
The Company incurred approximately $5.1 million of pre-tax restructuring expense this quarter, of which approximately $2.3 million was related to the previously announced $4.8 million 2016 Australia restructuring program. The remaining approximately $2.8 million expense was related to 2015 restructuring efforts

•	Year-to-date, savings recognized from the 2015 restructuring approximated $17 million
•	During the quarter, the Company appointed Stephen G. Kaniewski as President and Chief Operating Officer, effective October 1

•	The Company repurchased 139,000 shares for $18.0 million during the quarter; $139 million remains on the current authorization
•
The Company is slightly lowering its annual guidance primarily to reflect recent weakness in the Coatings Segment. Adjusted diluted EPS are now expected to range between $6.23 and $6.35, (GAAP EPS $5.88 to $6.00).  In response, coatings cost structure has been cut to better match current demand. The updated guidance meets the long-term earnings targets presented at the company’s February, 2016 investor day of achieving 10% adjusted EPS growth.

“The market environment continued to be challenging. Sales declines were largely driven by lower international volumes in Utility Support Structures and weaker Coatings demand in North America,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Despite slightly lower overall sales, volatile steel prices and operational challenges in the Coatings Segment, we continue to benefit from the restructuring and operational actions undertaken over the last 18 months, delivering operating income at 8.7% of sales, or 9.6% of sales before charges.”
Summarized Financial Info.	Third 13 Weeks Ended		Year-to-date 39 Weeks Ended
	24-Sep-16	26-Sep-15	24-Sep-16	26-Sep-15
Net sales	$ 610,247	$ 632,576	$ 1,847,101	$ 1,985,096
Operating income	53,240	37,012	187,411	148,695
Operating income as a % of net sales GAAP	8.7%	5.9%	10.1%	7.5%
Operating income Adjusted*	58,315	61,013	192,476	187,738
Operating income as a % of net sales Adjusted*	9.6%	9.6%	10.4%	9.5%
Net earnings - GAAP	28,173	12,066	103,168	70,678
Net earnings - Adjusted *	33,488	32,176	109,518	100,678

Diluted EPS - GAAP net earnings	$ 1.24	$ 0.52	$ 4.54	$ 3.00
Average Shares Outstanding - Diluted	22,659	23,170	22,741	23,534

Diluted EPS - Adjusted net earnings *	$ 1.48	$ 1.39	$ 4.82	$ 4.28

Average Shares Outstanding - Diluted	22,659	23,170	22,741	23,534

* Please see Reg. G reconciliation table on last page.

Third Quarter Segment Review
Infrastructure-related
Engineered Support Structures (33% of Sales)
Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.
Sales of $203.2 million were 2% higher than last year due to increased sales of wireless communication structures in the Asia Pacific region, particularly in Australia, which is undergoing an upgrade and expansion of their wireless network.

In North America, sales of lighting and traffic products were higher, mostly driven by increased non-residential construction. Sales of wireless communication products were lower.
In Europe, sales of lighting and traffic structures were flat with last year, reflecting continued weak markets and limited new infrastructure investments.
Operating income was $19.6 million or 9.6%, of sales ($20.2 million and 9.9% adjusted for restructuring) compared to $20.1 million, or 10.1% of sales in 2015 ($21.7 million and 10.9% adjusted for restructuring).
Utility Support Structures (25% of Sales)
Steel and concrete structures for the global electric utility industry.
Sales of $150.7 million decreased 9% year-over-year, largely a result of lower sales in international markets, which are typically project-based. North American sales were comparable with last year. Higher volumes largely offset lower pricing associated with lower average steel costs. The North American market remains robust. In general, increased volumes and extending lead times point to tightening industry capacity.
Operating income increased to $16.0 million or 10.6% of sales ($16.6 million and 11.0% adjusted for restructuring) compared to $14.5 million or 8.8% of sales in 2015 ($15.7 million and 9.5% adjusted for restructuring), benefitting from continuing operational improvements in North America somewhat offset by the effect of lower international volumes.
Coatings Segment (11% of Sales)
Global galvanizing, painting and anodizing services.
Sales of $70.1 million were 8% lower than last year, reflecting lower North American demand from both external and internal customers and a significant falloff in demand from the solar energy industry. The change in end market demand was sudden, as earlier in 2016 and last year, demand from solar energy customers was strong in anticipation of the expiration of certain energy tax credits, which did not materialize.
Operating income was $11.7 million, or 16.7% of sales, ($12.3 million and 17.5% adjusted for restructuring) compared to $3.1 million, or 4.1% of sales in 2015 ($14.2 million and 18.6% adjusted for restructuring and impairments).
Aside from volume and factory deleverage from the impact of lower volumes, there was unexpected downtime due to kettle and crane repairs at certain galvanizing facilities. These operational issues are unusual and have been corrected to ensure efficient operational performance going forward. Our network of plants allowed us to serve our customers uninterrupted, but with temporary inefficiencies and higher costs. Partially offsetting the volume and operational matters was a $2.6 million reversal of a contingent purchase price accrual associated with an acquisition.

Energy and Mining Segment (13% of Sales)
Offshore structures, engineered access systems and grinding media.
Segment sales of $81.6 million were 4% lower than last year due to lower grinding media revenues.
Operating income increased to $3.9 million or 4.8% of sales ($5.6 million and 6.8% adjusted for restructuring) compared to a loss of $4.3 million in 2015, (operating income of $3.6 million and 4.3% adjusted for restructuring and impairments). The increase was mostly driven by improved operational performance and the benefit of last year’s restructuring efforts in the Asia Pacific region to reduce cost while maintaining capability to serve customers.
Agriculture-related
Irrigation Segment (21% of Sales)
Agricultural irrigation equipment, parts, services and tubular products.
Segment sales of $127.8 million were comparable with last year. In North America, the third quarter is the seasonal low period. Irrigation equipment sales increased, led by stronger international markets in Brazil and Sub-Saharan Africa. Tubing sales were lower, driven by weak demand from agricultural OEM’s and service center customers.
Operating income was flat at $14.2 million. Operating income as a percent of sales of 11.1% was also similar to last year.
Fourth Quarter Outlook:
“We expect positive fourth quarter comparisons” Mr. Bay said. “On a positive note, Utility demand is firming in North America and we are shipping an international project during the quarter. Growth in the Engineered Support Structures Segment, should be driven by continued telecom strength in the Asia Pacific region. The Energy and Mining Segment is making good progress, and we expect favorable comparisons with last year. However, Coatings Segment sales are expected near current levels, which are weaker than last year’s fourth quarter. The operational issues we encountered in Coatings have been fixed and SG&A and labor costs were adjusted. Our Irrigation Segment outlook remains cautious. We expect lower North American demand than last year due to crop price levels and related pressure on net farm income. International irrigation markets are expected to be solid. Our guidance for adjusted earnings per share for the year, based on the first three quarters’ adjusted EPS of $4.82, is in the range of $6.23 to $6.35, (GAAP EPS $5.88 to $6.00).”

An audio discussion of Valmont’s third quarter results will be available live by
Telephone by dialing 1-877-493-2981 and entering Conference ID#:15297121 or via Webcast at 8:00 a.m. CDT October 20, 2016 at https://engage.vevent.com/rt/valmontindustries_ao~15297121.
A replay is available through the above link or by telephone (855) 859-2056 or +44 (0)1452550000, Conference ID#:15297121 beginning October 20, 2016 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 28, 2016. The Company’s slide presentation for the call will be simultaneously available on the investor relations tab at www.valmont.com under Investor Relations.
Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)
	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	24-Sep-16	26-Sep-15	24-Sep-16	26-Sep-15
Net sales	$ 610,247	$ 632,575	$ 1,847,101	$ 1,985,096
Cost of sales	455,224	475,824	1,355,992	1,493,343
Gross profit	155,023	156,751	491,109	491,753
Selling, general and administrative expenses	101,783	104,539	303,698	327,858
Impairment of goodwill and intangible assets	-	15,200	-	15,200
Operating income	53,240	37,012	187,411	148,695
Other income (expense)
Interest expense	(11,100)	(11,120)	(33,276)	(33,480)
Interest income	771	905	2,289	2,395
Investment gain (loss)	1,455	(2,253)	591	(983)
Other	(577)	1,023	(139)	741
	(9,451)	(11,445)	(30,535)	(31,327)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	43,789	25,567	156,876	117,368
Income tax expense	14,268	12,018	49,742	42,873
Net earnings	29,521	13,549	107,134	74,495
Less: Earnings attributable to non-controlling interests	(1,348)	(1,483)	(3,966)	(3,817)
Net earnings attributable to Valmont Industries, Inc.	$ 28,173	$ 12,066	$ 103,168	$ 70,678

Average shares outstanding (000's) - Basic	22,505	23,057	22,602	23,420
Earnings per share - Basic	$ 1.25	$ 0.52	$ 4.56	$ 3.02

Average shares outstanding (000's) - Diluted	22,659	23,170	22,741	23,534
Earnings per share - Diluted	$ 1.24	$ 0.52	$ 4.54	$ 3.00

Cash dividends per share	$ 0.375	$ 0.375	$ 1.125	$ 1.125

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)
	Third Quarter 13 Weeks Ended			Year-to-Date 39 Weeks Ended
	24-Sep-16		26-Sep-15	24-Sep-16	26-Sep-15

Net sales
Engineered Support Structures	$ 203,184		$ 199,410	$ 584,071	$ 578,070
Utility Support Structures	150,667		164,684	446,432	503,954
Energy and Mining	81,552		84,732	234,693	259,095
Coatings	70,082		76,201	213,961	226,654
Infrastructure products	505,485	#	525,027	1,479,157	1,567,773

Irrigation	127,809		126,775	438,575	474,655
Other	-		1,691	-	6,202
Less: Intersegment sales	(23,047)		(20,918)	(70,631)	(63,534)
Total	$ 610,247		$ 632,575	$ 1,847,101	$ 1,985,096

Operating Income
Engineered Support Structures	$ 19,577		$ 20,073	$ 54,753	$ 45,742
Utility Support Structures	16,030		14,505	48,326	40,261
Energy & Mining	3,941		(4,302)	9,184	2,762
Coatings	11,696		3,145	37,132	22,006
Infrastructure products	51,244	#	33,421	149,395	110,771

Irrigation	14,154		14,194	70,761	76,233
Other	-		(1,386)	-	(3,765)
Corporate	(12,158)		(9,217)	(32,745)	(34,544)
Total	$ 53,240		$ 37,012	$ 187,411	$ 148,695

Valmont has aggregated its business segments into five reportable segments as follows.
Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, and roadway safety.
Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.
Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures;
Coatings: This segment consists of global galvanizing, painting and anodizing services.
Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	24-Sep-16	26-Sep-15
ASSETS
Current assets:
Cash and cash equivalents	$ 349,375	$ 312,851
Accounts receivable, net	455,692	501,403
Inventories	379,625	368,290
Prepaid expenses	69,231	52,208
Refundable and deferred income taxes	20,342	44,736
Total current assets	1,274,265	1,279,488
Property, plant and equipment, net	525,640	543,235
Goodwill and other assets	584,138	666,978
	$ 2,384,043	$ 2,489,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 895	$ 1,099
Notes payable to banks	853	1,496
Accounts payable	170,888	186,581
Accrued expenses	178,834	175,028
Dividend payable	8,455	8,649
Total current liabilities	359,925	372,853
Long-term debt, excluding current installments	755,584	764,823
Other long-term liabilities	266,233	286,248
Shareholders' equity	1,002,301	1,065,777
	$ 2,384,043	$ 2,489,701

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) and dollars in thousands
	Year to Date 24-Sep-16	Year to Date 26-Sep-15
Cash flows from operating activities
Net Earnings	$ 107,134	$ 74,495
Depreciation and Amortization	61,242	70,859
Impairment of assets - restructuring activities	618	12,659
Impairment of goodwill and trade names	-	15,200
Change in working capital	(31,596)	8,637
Other	(10,144)	972
Net cash flows from operating activities	127,254	182,822

Cash flows from investing activities
Purchase of property, plant, and equipment	(42,233)	(34,447)
Acquisitions, net of cash acquired	-	-
Other	1,114	9,236
Net cash flows from investing activities	(41,119)	(25,211)

Cash flows from financing activities
Proceeds from long-term borrowings	-	37,000
Principal payments on long-term borrowings	(1,563)	(37,878)
Purchase of treasury shares	(46,581)	(148,220)
Dividends paid	(25,604)	(26,708)
Other	(8,608)	(14,420)
Net cash flows from financing activities	(82,356)	(190,226)
Effect of exchange rates on cash and cash equivalents	(3,478)	(26,113)
Net change in cash and cash equivalents	301	(58,728)
Cash and cash equivalents - beginning of year	349,074	371,579
Cash and cash equivalents - end of period	$ 349,375	$ 312,851

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (2) non-recurring deferred income tax expense, (3) asset impairment charges in 2015, and (4) the non-cash after-tax loss or gain associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at September 24, 2016, and September 26, 2015, (b) segment operating income from restructuring costs and asset impairment charges in 2015. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Third Quarter Ended Sept. 24, 2016	Diluted earnings per share	Year-to-Date Sept. 24, 2016	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 28,173	$ 1.24	$ 103,168	$ 4.54

Restructuring expenses - after tax	3,520	0.16	3,520	0.15

Deferred tax expense - Change in UK rate	1,860	0.08	1,860	0.08

Fair market value adjustment, Delta EMD - after-tax	(65)	-	970	0.04

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 33,488	$ 1.48	$ 109,518	$ 4.82
Average shares outstanding (000's) - Diluted		22,659		22,741

* With respect to our annual 2016 diluted EPS guidance, we are estimating GAAP EPS of $5.88 to $6.00.  This assumes $1.7 million (after-tax) of estimated fourth quarter restructuring expense.  When this restructuring expense and the same year-to-date third quarter 2016 adjustments (detailed above) are added back, that results in an adjusted diluted EPS range of $6.23 to $6.35 for 2016.*

	Third Quarter Ended Sept. 26, 2015	Diluted earnings per share	Year-to-Date Sept. 26, 2015	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 12,066	$ 0.52	$ 70,678	$ 3.00

Restructuring expenses - after tax	6,310	0.27	16,634	0.71

Impairment of goodwill and trade names - after tax	13,370	0.58	13,370	0.57

Fair market value adjustment, Delta EMD - after-tax	430	0.02	(4)	NM

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 32,176	$ 1.39	$ 100,678	$ 4.28
Average shares outstanding (000's) - Diluted		23,170		23,534

	For the Third Quarter Ended Sept. 24, 2016
Segment Operating Income Reconciliation	Operating Income- As Reported	Restructuring expenses - before tax	Adjusted Operating Income	Net Sales

Engineered Support Structures	$ 19,577	$ 587	$ 20,164	$ 203,184
Op Inc. & Adjusted Op Inc. as a % of Sales	9.6%		9.9%
Utility Support Structures	16,030	528	16,558	150,667
Op Inc. & Adjusted Op Inc. as a % of Sales	10.6%		11.0%
Energy & Mining	3,941	1,610	5,551	81,552
Op Inc. & Adjusted Op Inc. as a % of Sales	4.8%		6.8%
Coatings	11,696	545	12,241	70,082
Op Inc. & Adjusted Op Inc. as a % of Sales	16.7%		17.5%
Irrigation	14,154	-	14,154	127,809
Op Inc. & Adjusted Op Inc. as a % of Sales	11.1%		11.1%
Corporate/Other	(12,158)	1,795	(10,363)

Consolidated Results	$ 53,240	$ 5,065	58,305	$ 610,247
Op Inc. & Adjusted Op Inc. as a % of Sales	8.7%		9.6%

	For the Third Quarter Ended Sept. 26, 2015
Segment Operating Income Reconciliation	Operating Income- As Reported	Restructuring expenses - before tax	Impairment of goodwill and TM - before tax	Adjusted Operating Income	Net Sales

Engineered Support Structures	$ 20,073	$ 1,634	$ -	$ 21,707	$ 199,410
Op Inc. & Adjusted Op Inc. as a % of Sales	10.1%			10.9%
Utility Support Structures	14,505	1,159	-	15,664	164,684
Op Inc. & Adjusted Op Inc. as a % of Sales	8.8%			9.5%
Energy & Mining	(4,302)	2,934	5,000	3,632	84,732
Op Inc. & Adjusted Op Inc. as a % of Sales	-5.1%			4.3%
Coatings	3,145	$ 806	10,200	14,151	76,201
Op Inc. & Adjusted Op Inc. as a % of Sales	4.1%			18.6%
Irrigation	14,194	52	-	14,246	126,775
Op Inc. & Adjusted Op Inc. as a % of Sales	11.2%			11.2%
Corporate/Other	(10,603)	2,215	-	(8,388)	1,691

Consolidated Results	$ 37,012	$ 8,800	$ 15,200	$ 61,013	$ 632,575

Op Inc. & Adjusted Op Inc. as a % of Sales	5.9%			9.6%